Exhibit 99.1

Operator Introduction:

Thank you, everyone, for joining GP Investments Acquisition Corp's Investor Call. This presentation will outline the company's merger with Rimini Street which was announced this morning. Antonio Bonchristiano, Chief Executive Officer of GP Investments Acquisition Corp. and GP Investments, and Seth Ravin, Founder and Chief Executive Officer of Rimini Street, will be presenting and discussing the transaction in greater detail. I would now like to pass the call to Mr. Antonio Bonchristiano. Sir, you may begin.

GPIAC / Rimini Transcript (Antonio Bonchristiano Introduction):

Good morning, and thank you for joining us today to discuss GP Investments Acquisition Corp.’s combination with Rimini Street.

On this call, I will review the investor presentation filed with the SEC this morning which outlines the rationale for the transaction. I will present the transaction overview and summarize the investment highlights, and will then hand it over to Seth Ravin, CEO of Rimini Street, to offer insights into the business and highlight its exciting long-term potential.

Before we begin, I would refer you to slides 2 and 3 of our presentation and remind you that some comments today may contain forward-looking statements and, as such, will be subject to risks and uncertainties which, if they materialize, could materially affect results. Forward-looking statements include statements regarding future revenue estimates, forecasts of other financial and performance metrics, projections of customer savings, projections of market opportunity, and the expected benefits of the proposed business combination. Please refer to the forward-looking statement disclosure contained on slide 2 as well as our SEC filings for a full discussion of GPIAC’s risk factors, including those relating to the acquisition, the inability of the parties to successfully or timely consummate the proposed business combination, including the risk that any required regulatory approvals are not obtained, the risk that stockholder approval of the transaction is not obtained, difficulty in integrating the businesses, adverse litigation developments, and the inability to refinance existing debt on favorable terms. Additionally, certain non-GAAP financial measures will be discussed on this conference call. References to non-GAAP financial measures are only provided to assist you in understanding Rimini Street’s results and performance trends and should not be relied upon as a financial measure of actual results or future projections. Reconciliations for such non-GAAP measures are referenced and included within the presentation.

Beginning with slide 5, I first would like to remind you of what we set out to do with GPIAC upon listing on NASDAQ in 2015 – and that was to target attractive investment opportunities in the United States or Europe, with a focus on companies with long-term growth potential in the consumer and services sectors.

Rimini Street fits well the criteria we set out – the Company has a strong market position and experiences high growth due to its compelling customer value proposition, as a premier independent enterprise software support provider for companies worldwide.

Rimini Street has delivered revenue CAGR of 37% since 2014, coupled with a strong gross margin of 58% in 2016.

Today’s transaction represents an enterprise value for the merged company of approximately $837 million, implying what we believe is more than a 50% discount in valuation versus comparable companies, as described later in this presentation. The use of proceeds from cash available will be to reduce the Company’s net debt, which, assuming no redemptions by stockholders of GP Investments Acquisition Corporation and our ability to raise future capital, we expect will result in a net cash position and an equity value of approximately $854 million.

An affiliate of GPIAC’s sponsor has committed to invest up to $35 million via the issuance of common stock. This is a proprietary investment with GP balance sheet capital.

Significantly, the existing owners of Rimini Street will be reinvesting 100% of their shares into the combined public company, receiving newly issued GPIAC common stock at $10.00 per share. After giving effect to the transaction, GP Investments Acquisition Corp shareholders will own approximately 25% of the combined company, while Rimini Street shareholders will own approximately 75% on a fully-diluted basis.

Upon transaction close, Seth Ravin, founder, chairman of the board and current CEO of Rimini Street, will be appointed CEO and chairman of the board of the combined company.

We expect to file a preliminary proxy statement with the SEC in May, with a shareholder vote and subsequent closing of the transaction expected in the third quarter of 2017.

Turning to slide 6, you will see the highlights of Rimini Street and this transaction. The Company is focused on a large market opportunity with an $87 billion TAM, of which approximately $15 billion is addressed by the Company’s current and planned products. Rimini offers customers a compelling value proposition which has resulted in 45 consecutive quarters of top-line growth and a 37% revenue CAGR from 2014 to 2016.

Rimini Street offers an attractive free cash flow yield, which we define as Rimini’s levered free cash flow divided by the company’s equity value, which it estimates to be approximately 8% in 2018, all while serving recognizable blue chip clients. This attractive yield is a function of the transaction value at a 2018 revenue multiple of less than half the public comparables.

Importantly, Rimini Street boasts a very experienced and cohesive management team, led by CEO Seth Ravin. And with that, let me turn turn the presentation over to Seth.

Thank you Antonio, and good morning everyone.

Turning to slide 8, you will see that Rimini Street was founded in 2005, employs over 900 professionals globally and already serves more than 1,200 active clients – including many Fortune 500 and Global 100 companies.

We currently provide support for 13 Oracle and SAP product lines, and operate across all industries including manufacturing, healthcare, retail, services, TMT and the public sector industries. While currently 74% of our revenue comes from the United States, our revenue outside of the United States continues to see a strong growth trajectory.

Continuing to slide 9, you will see that we have assembled a highly experienced management team that has over 150 collective years in the enterprise software space, including experience working across a wide spectrum of functions at a number of the world’s leading tech companies including Oracle, SAP, PeopleSoft, Sun and EDS.

The Rimini management team has leadership experience in all aspects of the enterprise software and services business.

Turning to slide 10, you will see that the primary drivers for our value proposition; Rimini Street is a solution to the high cost, low value “aftermarket” software maintenance market that has been historically dominated by the enterprise software vendors.

The software vendors have shifted their investment away from their robust core solutions to their future cloud offerings. Despite the lack of innovation in core ERP, these vendors continue to force customers to deploy expensive and resource intensive upgrades just to retain full support.

While the software vendors try to push licensees to adopt new platforms and cloud offerings, the majority of customers do not see a strong business case and value proposition for moving away from their full-featured, often highly customized enterprise software investments.

If you turn to slide 11, you will see at a glance what clients receive with Rimini Street vs. the standard software vendor support offering. In addition to receiving a premium level of support which includes support for a client’s customizations at no extra cost, we can save them up to 90% on their total maintenance spend.

Moving to slide 12, we get into more detail regarding our premium service model.

A major distinction between vendor support and the Rimini Street support model is that each client is assigned their own Primary Support Engineer who serves as the single point of contact for all technical and functional issues, including issues related to customized code.

Each support engineer has an average of 15+ years of enterprise software support experience with a significant real-world understanding of client implementations and deployments.

Our industry leading service level agreements guarantee a 15 minute response for P1 critical cases, and 30 minutes for P2 cases – but on average, we actually respond within 5 minutes.

Another unique aspect of service is our wide-breadth of tax, legal and regulatory updates and support that utilize our patent-pending research technology and ISO-certified development processes.

Turning to slide 13, you will see year over year revenue growth since the Company’s inception, including 45 consecutive quarters of growth. Our latest preliminary Q1 2017 results showcased a 42% YoY revenue increase to $49 million, and a 40% YoY increase in client growth.

We continue to win awards for excellence in customer service, last year winning a total of 14 awards. Today, we announced seven new Stevie Awards for service excellence, including Tech Company of the Year.

On slide 14 you will see a snapshot of the diversified client base we service across many industries, including nearly 100 of the Fortune 500 and Global 100 companies.

Moving now to slide 15, you can see strong use cases regarding how our clients are able to continue to innovate, evolve and grow their systems and businesses while under Rimini Street support.

No client is ever “frozen,” and in fact, quite the contrary. For example, over 150 of our clients have performed upgrades while under our support including large, well-known brands such as Ross and Thomson Reuters.

If you turn to slide 16 now, you can see Rimini Street’s cost saving model, which illustrates how a client’s initial 50% maintenance fee cost savings are just the tip of the iceberg for both cost and labor savings.

Take our client NCH Corporation for example. In actuality, NCH had quantifiable savings of up to 83% of their Oracle annual support program costs. They were spending close to $3 million a year to support their Oracle software, but by switching to Rimini Street - they were able to avoid mandatory upgrades required by the vendor to remain fully supported, freed up employees who were working to support custom code, and now saving approximately $2.5 million in total annual maintenance costs.

And now let’s review the market opportunity - please turn to slide 18.

We currently see an $87 billion annual market opportunity for the independent enterprise software support space. Our current and planned support offerings address a market opportunity of approximately $15 billion. This already adjusts for the fact that Rimini Street charges approximately 50% of what software licensees are already paying software vendors today for annual maintenance services, and includes our estimation of the market opportunity for supplemental premium SaaS software maintenance.

The annual opportunity includes a combination of on-premise support, of which $14.5 billion is just Oracle and SAP alone, and an additional $6 billion opportunity in the nascent supplemental SaaS premium support market.

With respect to the supplemental SaaS and premium support market, Rimini is looking to initially launch support offerings for Workday and Salesforce.com products.

Moving to slide 19, we have included our current primary competitors alongside our value proposition that highlights how and why we win against them.

When it comes to competing against the software vendors, our unique selling proposition includes substantial cost savings and the ability to support all aspects of our clients’ needs, including a broader offering of customized tax, legal and regulatory updates and support for custom code (which is not offered with the vendor standard support). To date, we have delivered more than 130,000 tax, legal, and regulatory updates to clients worldwide. Lastly, our unique service model outperforms the competition with average client satisfaction scores of 4.8 out of 5.0 (where 5.0 is excellent).

As for competition with other independent support providers, our only measurable competitor, Spinnaker Support, sells a more limited, value-driven service offering at a substantial discount to Rimini Street’s offering. They do not have the depth and breadth of capabilities and services offered that Rimini Street provides globally, including our proprietary approach to global tax, legal and regulatory research.

On the next slide, we have highlighted key opportunities for Rimini Street to drive growth, including continued international expansion, moving into premium support services for SaaS products, as well as expanding support for additional enterprise software products from vendors such as Oracle and SAP.

These opportunities can provide both long-term subscription revenue growth and gross margin expansion.

You will next see a financial summary of Rimini Street. I’d like to reiterate our 37% revenue CAGR from 2014 through 2018, and our 45 consecutive quarters of revenue growth.

Our subscription service model, 90 percent annual revenue retention rate and strong backlog of over $300 million provide a more predictable revenue stream.

As with other companies like Uber and Airbnb that are disrupting their industries and challenging the status quo, Rimini Street is also disrupting the service and pricing models for major software vendors, and challenging their lucrative maintenance revenue streams. Also like Uber and Airbnb, Rimini Street is working its way through litigation.

Turning to slide 26, these next few slides provide additional details regarding Rimini Street and the transaction, including terms and relative valuation. [Pause]

To conclude, we return to our key investment highlights on slide 32. Rimini Street, with its high growth business model, large addressable market, and proven leadership team, offers a compelling investment opportunity that we believe will deliver strong long-term results for stockholders.

At this valuation, we are delivering an opportunity for the public to invest in a business that is discounted to its peers and has the potential to achieve higher growth than its multiple suggests.

Thank you again for your time today. We will be in touch in the coming days and weeks with further information.